Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O'Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125 office
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record
First Quarter Performance
Net Income Increases 18% and Dividend Increases 16%

Warsaw, Indiana (April 25, 2017) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record first quarter net income of $14.5 million for the three months ended March 31, an increase of 18% versus $12.3 million for the first quarter of 2016.  Diluted net income per common share increased 19% to $0.57 for the first quarter of 2017, versus $0.48 for the first quarter of 2016, representing a record quarter for the company and its shareholders. On a linked quarter basis net income increased 7% or $992,000 from the fourth quarter ended December 31, 2016, which had net income of $13.5 million and $0.53 diluted net income per common share. All share and per share data presented in this press release has been adjusted for a 3-for-2 stock split paid in the form of a stock dividend on August 5, 2016.

David M. Findlay, President and CEO commented, "Our record first quarter performance reflects our continued focus on growing relationships. The Lake City Bank team's efforts to expand market share across all business units contributed to a very good first quarter."

Highlights for the quarter are noted below:

1st Quarter 2017 versus 1st Quarter 2016 highlights:

•	Organic average loan growth of $420 million or 14%
•	Average deposit growth of $406 million or 13%
•	Net interest income increase of $3.5 million or 12%
•	Revenue growth of $4.7 million or 13%
•	Continued strong asset quality with nonperforming assets to total assets at 0.28% compared to 0.21%
•	Tangible common equity[1] increase of 7%

1st Quarter 2017 versus 4th Quarter 2016 highlights:

•	Organic average loan growth of $135 million or 4%
•	Net interest income increase of $1.2 million or 4%
•	Net interest margin increase of 9 basis points to 3.27%

1 Non-GAAP financial measure – see "Reconciliation of Non-GAAP Financial Measures"

As previously announced, the board of directors approved a cash dividend for the first quarter of $0.22 per share, payable on May 5, 2017, to shareholders of record as of April 25, 2017. The first quarter dividend per share represents a 16% increase over the dividend rate paid in the last three quarters of 2016 and in the first quarter of 2017 of $0.19 per share.

Findlay added, "Our double digit loan and deposit growth continues to drive our net income performance.  These levels of strong profitability contribute to a robust capital base and support the healthy 16% increase to our shareholder dividend."

Return on average total equity for the first quarter of 2017 was 13.63%, compared to 12.35% in the first quarter of 2016 and 12.55% in the linked fourth quarter of 2016. Return on average assets for the first quarter of 2017 was 1.37%, compared to 1.30% in the first quarter of 2016 and 1.28% in the linked fourth quarter of 2016. The company's total capital as a percent of risk-weighted assets was 13.16% at March 31, 2017, compared to 13.85% at March 31, 2016 and 13.23% at December 31, 2016. The company's tangible common equity to tangible assets ratio2 was 10.06% at March 31, 2017, compared to 10.61% at March 31, 2016 and 9.89% at December 31, 2016.

Average total loans for the first quarter of 2017 were $3.51 billion, an increase of $419.8 million, or 14%, versus $3.09 billion for the first quarter 2016. Total loans outstanding grew $419.0 million, or 13%, from $3.11 billion as of March 31, 2016 to $3.53 billion as of March 31, 2017. On a linked quarter basis, total loans grew $61.4 million, or 2%, from $3.47 billion at December 31, 2016.

Average total deposits for the first quarter of 2017 were $3.64 billion, an increase of $405.9 million, or 13%, versus $3.23 billion for the first quarter of 2016. Total deposits grew $428.7 million, or 13%, from $3.25 billion as of March 31, 2016 to $3.68 billion as of March 31, 2017. In addition, total core deposits, which exclude brokered deposits, increased $413.2 million, or 13%, from $3.13 billion at March 31, 2016 to $3.54 billion at March 31, 2017. The year over year core deposit growth was generated by public funds deposit, commercial deposit and retail deposit growth in the amount of $220.1 million, $107.2 million and $85.9 million, respectively.

The company's net interest margin increased two basis points to 3.27% for the first quarter of 2017 compared to 3.25% for the first quarter of 2016. The higher margin in the first quarter of 2017 was due to higher yields on loans, partially offset by a higher cost of funds. In addition, during the first quarter of 2016, the company received $230,000 of investment security income from the early prepayment of one security in the investment portfolio, resulting in a 3 basis point benefit to first quarter 2016 net interest margin. On a linked quarter basis, the net interest margin improved by 9 basis points from 3.18% in the fourth quarter of 2016 due to the positive impact of the Federal Reserve Bank increases in the target Federal Funds Rate in mid-December 2016, and mid-March 2017.  Net interest income increased $3.5 million, or 12%, to $32.1 million for the first quarter of 2017, versus $28.6 million in the first quarter of 2016.

Findlay observed, "The December 2016 and March 2017 rate increases by the Federal Reserve Bank positively impacted our net interest margin and further contributed to growth in net interest income. Our balance sheet is well positioned for a rising interest rate environment."

1 Non-GAAP financial measure – see "Reconciliation of Non-GAAP Financial Measures"

The company recorded a provision for loan losses of $200,000 in the first quarter of 2017, primarily driven by the growth in the loan portfolio. The company's allowance for loan losses as of March 31, 2017 was $43.8 million compared to $43.3 million as of March 31, 2016 and $43.7 million as of December 31, 2016. The allowance for loan losses represented 1.24% of total loans as of March 31, 2017 versus 1.39% at March 31, 2016 and 1.26% as of December 31, 2016.

Nonperforming assets increased $4.1 million, or 53%, to $12.0 million as of March 31, 2017 versus $7.8 million as of March 31, 2016. On a linked quarter basis, nonperforming assets were $5.1 million higher than the $6.9 million reported as of December 31, 2016. The increase in nonperforming assets was primarily due to two commercial relationships being placed in nonaccrual status, as well as one accruing commercial relationship becoming more than 90 days delinquent. One of the nonaccrual relationships is with a financial services firm and the second is with a manufacturer.  The relationship that is 90 days past due is a loan to a real estate holding company that owns golf courses. The ratio of nonperforming assets to total assets at March 31, 2017 increased to 0.28% from 0.21% at March 31, 2016 and 0.16% at December 31, 2016. Net charge-offs to average loans were 0.02% for the first quarter of 2017 compared to 0.04% for the first quarter of 2016 and 0.03% for the fourth quarter of 2016. Net charge-offs totaled $144,000 in the first quarter of 2017 versus net charge-offs of $326,000 during the first quarter of 2016 and net charge-offs of $285,000 during the linked fourth quarter of 2016.

The company's noninterest income increased $1.2 million or 17% to $8.3 million for the first quarter of 2017 versus $7.0 million for the first quarter of 2016. Noninterest income was positively impacted by a $363,000 increase in service charges on deposit accounts primarily due to growth in fees from business accounts. Bank owned life insurance income increased $298,000 from first quarter of 2016 to the first quarter of 2017 primarily due to increased revenue from variable life insurance contracts owned by the company. In addition, other income increased $581,000 compared to the first quarter of 2016.  During the first quarter of 2016, other income was negatively impacted by credit valuation adjustment losses related to the company's swap arrangements, which account for $295,000 of the increase in other income from the first quarter of 2016 to the first quarter of 2017. In addition, a write down in the first quarter of 2016 of $226,000 to a property formerly used as a Lake City Bank branch negatively impacted other income in 2016. Noninterest income was negatively impacted by a decrease of $196,000 in mortgage banking income resulting from lower mortgage loan originations during the first quarter of 2017 as compared to the prior year period.

The company's noninterest expense increased by $2.7 million or 15% to $20.0 million in the first quarter of 2017 compared to $17.4 million in the first quarter of 2016. Salaries and employee benefits increased by 19% or $1.8 million primarily due to higher performance incentive-based compensation costs, increased health insurance cost, normal merit increases and staff additions related to the company's branch expansion. The company's medical insurance plan is in a group trust that includes a number of Indiana banks. Member banks received premium holidays on their health insurance premiums during the first quarters of 2017 and 2016. However, the premium holiday of approximately $344,000 for 2017 represented one month of health insurance premiums which was less than the $895,000 of premium holiday received in 2016. Corporate and business development expense increased by $645,000, primarily due to first quarter 2017 community support and donation expense of $350,000.  Corporate and business development expense was also impacted by higher investment in advertising expenses, which increased by $295,000 compared to the first quarter of 2016. Increased advertising expense related to multi-media campaigns in the markets the company serves. The company's efficiency ratio was 49.7% for the first quarter of 2017, compared to 48.8% for the first quarter of 2016 and 46.4% for the linked fourth quarter of 2016.

Findlay added, "We are pleased to continue our footprint expansion with the opening of our fifth branch in the Indianapolis market during the first quarter 2017. The Lake City Bank team in each of our markets is committed to our community banking mission of serving our clients and communities."

The company's income tax expense decreased by $404,000, or 7%, to $5.6 million in the first quarter of 2017 compared to $6.0 million in the first quarter of 2016. The effective tax rate decreased from 32.7% for the first quarter of 2016 to 27.7% for the first quarter of 2017 as a result of the company adopting new FASB guidance related to employee share-based payment accounting effective January 1, 2017.  This accounting standard requires all income tax effects of share-based awards to be recognized in the income statement when the awards vest or are settled. In the past, this tax impact was recognized in the statement of stockholders' equity. Adopting this standard resulted in the recognition of a $924,000 income tax benefit during the first quarter 2017 related to vested employee share- based payments. The company's long-term incentive plans vest in January of each year on the third anniversary of the grant date and are subject to performance conditions. The company expects its effective tax rate to return to historical levels for the remaining quarters of 2017.

Lakeland Financial Corporation is a $4.3 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the fourth largest bank headquartered in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 49 offices in Northern and Central Indiana, delivering technology driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company's common stock is traded on the Nasdaq Global Select Market under "LKFN." In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this earnings release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding the company's financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on "tangible common equity" which is "common stockholders' equity" excluding intangible assets, net of deferred tax and "tangible assets" which is "assets" excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. The company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the company and its business, including factors that could materially affect the company's financial results, is included in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K.

LAKELAND FINANCIAL CORPORATION
FIRST QUARTER 2017 FINANCIAL HIGHLIGHTS
	Three Months Ended
(Unaudited – Dollars in thousands)	Mar. 31,	Dec. 31,	Mar. 31,
END OF PERIOD BALANCES	2017	2016	2016
Assets	$4,319,103	$4,290,025	$3,808,907
Deposits	3,679,397	3,577,912	3,250,735
Brokered Deposits	135,595	98,177	120,125
Core Deposits	3,543,802	3,479,735	3,130,610
Loans	3,532,279	3,470,927	3,113,300
Allowance for Loan Losses	43,774	43,718	43,284
Total Equity	437,202	427,067	406,963
Goodwill net of deferred tax liabilities	3,130	3,134	3,140
Tangible Common Equity (1)	434,072	423,933	403,823
AVERAGE BALANCES
Total Assets	$4,310,145	$4,187,730	$3,812,316
Earning Assets	4,059,885	3,933,136	3,600,474
Investments	515,283	506,722	478,537
Loans	3,509,155	3,373,814	3,089,348
Total Deposits	3,637,171	3,628,244	3,231,298
Interest Bearing Deposits	2,868,676	2,839,518	2,569,704
Interest Bearing Liabilities	3,084,584	2,941,281	2,727,422
Total Equity	431,895	428,665	399,921
INCOME STATEMENT DATA
Net Interest Income	$32,061	$30,907	$28,582
Net Interest Income-Fully Tax Equivalent	32,733	31,526	29,102
Provision for Loan Losses	200	1,150	0
Noninterest Income	8,259	8,736	7,043
Noninterest Expense	20,048	18,389	17,384
Net Income	14,514	13,522	12,279
PER SHARE DATA
Basic Net Income Per Common Share *	$0.58	$0.54	$0.49
Diluted Net Income Per Common Share *	0.57	0.53	0.48
Cash Dividends Declared Per Common Share *	0.19	0.19	0.163
Dividend Payout	33.33%	35.85%	33.96%
Book Value Per Common Share (equity per share issued) *	17.36	17.01	16.25
Tangible Book Value Per Common Share * (1)	17.24	16.89	16.12
Market Value – High *	48.32	48.88	31.03
Market Value – Low *	39.68	33.98	26.53
Basic Weighted Average Common Shares Outstanding *	25,152,242	25,091,685	25,019,753
Diluted Weighted Average Common Shares Outstanding *	25,596,136	25,518,069	25,327,806
KEY RATIOS
Return on Average Assets	1.37%	1.28%	1.30%
Return on Average Total Equity	13.63	12.55	12.35
Average Equity to Average Assets	10.02	10.24	10.49
Net Interest Margin	3.27	3.18	3.25
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	49.72	46.38	48.80
Tier 1 Leverage (2)	10.78	10.86	11.15
Tier 1 Risk-Based Capital (2)	12.02	12.07	12.60
Common Equity Tier 1 (CET1) (2)	11.25	11.27	11.71
Total Capital (2)	13.16	13.23	13.85
Tangible Capital to Tangible Assets (1) (2)	10.06	9.89	10.61
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,490	$1,593	$4,027
Loans Past Due 90 Days or More	1,633	53	0
Non-accrual Loans	10,188	6,633	7,579
Nonperforming Loans (includes nonperforming TDR's)	11,821	6,692	7,579
Other Real Estate Owned	115	153	243
Other Nonperforming Assets	15	11	0
Total Nonperforming Assets	11,951	6,856	7,822
Performing Troubled Debt Restructurings	10,234	10,351	8,590
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	7,180	5,633	5,519
Total Troubled Debt Restructurings	17,414	15,984	14,109
Impaired Loans	21,670	20,692	17,418
Non-Impaired Watch List Loans	130,551	127,933	123,984
Total Impaired and Watch List Loans	152,221	148,631	141,402
Gross Charge Offs	503	520	465
Recoveries	359	235	139
Net Charge Offs/(Recoveries)	144	285	326
Net Charge Offs/(Recoveries) to Average Loans	0.02%	0.03%	0.04%
Loan Loss Reserve to Loans	1.24%	1.26%	1.39%
Loan Loss Reserve to Nonperforming Loans	370.31%	653.31%	571.11%
Loan Loss Reserve to Nonperforming Loans and Performing TDR's	198.48%	256.52%	267.70%
Nonperforming Loans to Loans	0.33%	0.19%	0.24%
Nonperforming Assets to Assets	0.28%	0.16%	0.21%
Total Impaired and Watch List Loans to Total Loans	4.31%	4.28%	4.54%
OTHER DATA
Full Time Equivalent Employees	536	524	521
Offices	49	48	48

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(2) Capital ratios for March 31, 2017 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands except share data)
	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Cash and due from banks	$ 89,864	$ 142,408
Short-term investments	21,719	24,872
Total cash and cash equivalents	111,583	167,280

Securities available for sale (carried at fair value)	528,031	504,191
Real estate mortgage loans held for sale	3,869	5,915

Loans, net of allowance for loan losses of $43,774 and $43,718	3,488,505	3,427,209

Land, premises and equipment, net	53,212	52,092
Bank owned life insurance	74,491	74,006
Federal Reserve and Federal Home Loan Bank stock	11,522	11,522
Accrued interest receivable	11,886	11,687
Goodwill	4,970	4,970
Other assets	31,034	31,153
Total assets	$ 4,319,103	$ 4,290,025

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 762,575	$ 819,803
Interest bearing deposits	2,916,822	2,758,109
Total deposits	3,679,397	3,577,912

Short-term borrowings
Securities sold under agreements to repurchase	59,776	50,045
Other short-term borrowings	85,000	180,000
Total short-term borrowings	144,776	230,045

Long-term borrowings	30	32
Subordinated debentures	30,928	30,928
Accrued interest payable	5,901	5,676
Other liabilities	20,869	18,365
Total liabilities	3,881,901	3,862,958

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,180,759 shares issued and 25,017,691 outstanding as of March 31, 2017
25,096,087 shares issued and 24,937,865 outstanding as of December 31, 2016	104,532	104,405
Retained earnings	337,616	327,873
Accumulated other comprehensive income	(1,902)	(2,387)
Treasury stock, at cost (2017 - 163,068 shares, 2016 - 158,222 shares)	(3,133)	(2,913)
Total stockholders' equity	437,113	426,978
Noncontrolling interest	89	89
Total equity	437,202	427,067
Total liabilities and equity	$ 4,319,103	$ 4,290,025

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands except share and per share data)
	Three Months Ended
	March 31,
	2017	2016
NET INTEREST INCOME
Interest and fees on loans
Taxable	$34,447	$29,630
Tax exempt	150	111
Interest and dividends on securities
Taxable	2,320	2,546
Tax exempt	1,162	895
Interest on short-term investments	48	28
Total interest income	38,127	33,210

Interest on deposits	5,442	4,195
Interest on borrowings
Short-term	310	147
Long-term	314	286
Total interest expense	6,066	4,628

NET INTEREST INCOME	32,061	28,582

Provision for loan losses	200	0

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	31,861	28,582

NONINTEREST INCOME
Wealth advisory fees	1,250	1,160
Investment brokerage fees	321	288
Service charges on deposit accounts	3,143	2,780
Loan, insurance and service fees	1,893	1,838
Merchant card fee income	538	497
Bank owned life insurance income	471	173
Other income	509	(72)
Mortgage banking income	131	327
Net securities gains	3	52
Total noninterest income	8,259	7,043

NONINTEREST EXPENSE
Salaries and employee benefits	11,421	9,605
Net occupancy expense	1,120	1,096
Equipment costs	1,075	901
Data processing fees and supplies	2,016	2,032
Corporate and business development	1,502	857
FDIC insurance and other regulatory fees	434	523
Professional fees	954	827
Other expense	1,526	1,543
Total noninterest expense	20,048	17,384

INCOME BEFORE INCOME TAX EXPENSE	20,072	18,241
Income tax expense	5,558	5,962
NET INCOME	$14,514	$12,279

BASIC WEIGHTED AVERAGE COMMON SHARES	25,152,242	25,019,753
BASIC EARNINGS PER COMMON SHARE	$0.58	$0.49
DILUTED WEIGHTED AVERAGE COMMON SHARES	25,596,136	25,327,806
DILUTED EARNINGS PER COMMON SHARE	$0.57	$0.48

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FIRST QUARTER 2017
(unaudited in thousands)

	March 31,		December 31,		March 31,
	2017		2016		2016
Commercial and industrial loans:
Working capital lines of credit loans	$650,691	18.4%	$624,404	18.0%	$591,136	19.0%
Non-working capital loans	673,374	19.1	644,086	18.5	614,619	19.7
Total commercial and industrial loans	1,324,065	37.5	1,268,490	36.5	1,205,755	38.7

Commercial real estate and multi-family residential loans:
Construction and land development loans	238,018	6.7	245,182	7.1	206,378	6.6
Owner occupied loans	468,621	13.3	469,705	13.5	447,620	14.4
Nonowner occupied loans	463,186	13.1	458,404	13.2	408,273	13.1
Multifamily loans	201,147	5.7	127,632	3.7	104,303	3.4
Total commercial real estate and multi-family residential loans	1,370,972	38.8	1,300,923	37.5	1,166,574	37.5

Agri-business and agricultural loans:
Loans secured by farmland	138,071	3.9	172,633	5.0	144,687	4.6
Loans for agricultural production	189,516	5.4	222,210	6.4	128,456	4.1
Total agri-business and agricultural loans	327,587	9.3	394,843	11.4	273,143	8.7

Other commercial loans	105,684	3.0	98,270	2.8	83,617	2.7
Total commercial loans	3,128,308	88.6	3,062,526	88.2	2,729,089	87.6

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	166,158	4.7	163,155	4.7	161,701	5.2
Open end and junior lien loans	167,517	4.7	169,664	4.9	160,734	5.2
Residential construction and land development loans	10,274	0.3	15,015	0.4	8,488	0.3
Total consumer 1-4 family mortgage loans	343,949	9.7	347,834	10.0	330,923	10.7

Other consumer loans	60,881	1.7	61,308	1.8	53,327	1.7
Total consumer loans	404,830	11.4	409,142	11.8	384,250	12.4
Subtotal	3,533,138	100.0%	3,471,668	100.0%	3,113,339	100.0%
Less: Allowance for loan losses	(43,774)		(43,718)		(43,284)
Net deferred loan fees	(859)		(741)		(39)
Loans, net	$3,488,505		$3,427,209		$3,070,016

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
FIRST QUARTER 2017
(unaudited in thousands)

	March 31,		December 31,		March 31,
	2017		2016		2016
Non-interest bearing demand deposits	$762,575		$819,803		$660,318
Savings and transaction accounts:
Savings deposits	277,148		268,970		260,436
Interest bearing demand deposits	1,346,651		1,325,320		1,214,855
Time deposits:
Deposits of $100,000 or more	1,056,025		924,825		864,128
Other time deposits	236,998		238,994		250,998
Total deposits	$3,679,397		$3,577,912		$3,250,735
FHLB advances and other borrowings	175,734		261,005		125,464
Total funding sources	$3,855,131		$3,838,917		$3,376,199

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$3,491,018	$34,447	4.00%	$3,359,305	$32,744	3.87%	$3,077,441	$29,630	3.87%
Tax exempt (1)	18,137	221	4.94	14,508	194	5.30	11,907	166	5.61
Investments: (1)
Available for sale	515,283	4,083	3.21	506,722	3,940	3.09	478,537	3,906	3.28
Short-term investments	5,121	5	0.40	5,128	17	1.32	6,210	4	0.26
Interest bearing deposits	30,326	43	0.58	47,473	41	0.34	26,379	24	0.37
Total earning assets	$4,059,885	$38,799	3.88%	$3,933,136	$36,936	3.73%	$3,600,474	$33,730	3.77%
Less: Allowance for loan losses	(43,981)			(43,072)			(43,394)
Nonearning Assets
Cash and due from banks	108,682			120,170			87,441
Premises and equipment	52,729			52,013			47,237
Other nonearning assets	132,830			125,483			120,558
Total assets	$4,310,145			$4,187,730			$3,812,316

Interest Bearing Liabilities
Savings deposits	$271,087	$99	0.15%	$271,758	$101	0.15%	$253,313	$123	0.20%
Interest bearing checking accounts	1,383,791	1,952	0.57	1,317,805	1,512	0.46	1,240,226	1,324	0.43
Time deposits:
In denominations under $100,000	238,347	670	1.14	240,790	681	1.12	254,605	737	1.16
In denominations over $100,000	975,450	2,721	1.13	1,009,166	2,729	1.07	821,560	2,011	0.98
Miscellaneous short-term borrowings	184,950	310	0.68	70,802	69	0.39	126,758	147	0.47
Long-term borrowings and
subordinated debentures	30,959	314	4.11	30,960	308	3.95	30,960	286	3.72
Total interest bearing liabilities	$3,084,584	$6,066	0.80%	$2,941,281	$5,400	0.73%	$2,727,422	$4,628	0.68%
Noninterest Bearing Liabilities
Demand deposits	768,495			788,726			661,594
Other liabilities	25,172			29,058			23,379
Stockholders' Equity	431,894			428,665			399,921
Total liabilities and stockholders' equity	$4,310,145			$4,187,730			$3,812,316

Interest Margin Recap
Interest income/average earning assets		38,799	3.88		36,936	3.73		33,730	3.77
Interest expense/average earning assets		6,066	0.61		5,400	0.55		4,628	0.52
Net interest income and margin		$32,733	3.27%		$31,536	3.18%		$29,102	3.25%

(1)
Tax exempt income was converted to a fully taxable equivalent basis at a 35 percent tax rate for 2017 and 2016. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses.  Taxable equivalent basis adjustments were $672,000, $629,000 and $520,000 in the three-month periods ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

(2)	Loan fees, which are immaterial in relation to total taxable loan interest income for 2017 and 2016, are included as taxable loan interest income.
(3)	Nonaccrual loans are included in the average balance of taxable loans.

(1) Reconciliation of Non-GAAP Financial Measures

Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders' equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.  Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company's value including only earning assets as meaningful to an understanding of the company's financial information.  A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2017	2016	2016
Total Equity	$437,202	$427,067	$406,963
Less: Goodwill net of deferred tax assets	3,130	3,134	3,140
Tangible Common Equity	434,072	423,933	403,823

Assets	$4,319,103	$4,290,025	$3,808,907
Less: Goodwill net of deferred tax assets	3,130	3,134	3,140
Tangible Assets	4,315,973	4,286,891	3,805,767

Ending common shares issued	25,180,759	25,096,087	25,045,251

Tangible Book Value Per Common Share *	$17.24	$16.89	$16.12

Tangible Common Equity/Tangible Assets	10.06%	9.89%	10.61%

* Share and per share data has been adjusted for a 3-for-2 stock split in the form of a stock dividend on August 5, 2016.